EX-99.B11
                     CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus
and Statement of Additional Information constituting parts of this    Post-
Effective Amendment No. 12 to the registration statement on Form N-1A (the
"Registration Statement")     of our report dated    October 31    ,
   1996,     relating to the financial statements and financial highlights
appearing in the    1996     Annual Report to Shareholders of Vanguard Equity
Income Fund,    which are incorporated by reference into the Registration
Statement.     We also consent to the references to us under the headings
"Financial Highlights" and "General Information" in the Prospectus and
   under the heading     "Financial Statements" in the Statement of
Additional Information.

     PRICE WATERHOUSE LLP
     Thirty South Seventeenth Street
     Philadelphia, PA

        January 9, 1997